EXHIBIT 11.1

                             MERIX CORPORATION
                     COMPUTATION OF EARNINGS PER SHARE
                              (IN THOUSANDS)

                                                        Years ended May 31
                                               1996            1995            1994*
                                              ------          ------          ------
Weighted average number
  of shares outstanding                       6,182           6,061           6,055

Weighted average number
  of shares under option                        757             573               0

Shares assumed to have
  been purchased under the
  treasury stock method                        (490)           (294)              0
                                             ------          ------          ------

Weighted average shares
  of common stock and common
  stock equivalents outstanding               6,449           6,340           6,055
                                             ======          ======          ======

* Weighted average shares outstanding for fiscal year 1994 are pro forma based on the shares outstanding following the Company's initial public offering and acquisition of the business conducted by the Circuit Board Division of Tektronix.